Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP COMPLETES SALE OF $300 MILLION

IN SENIOR PREFERRED SHARES TO THE U.S. TREASURY

WAYNE, NJ – November 14, 2008 — Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, completed its sale of 300,000 Valley nonvoting senior preferred shares totaling $300 million to the U.S. Treasury under its TARP Capital Purchase Program. On October 24, 2008, Valley announced that it was advised by the Treasury that Valley’s application under the program was approved. Valley intends to use the proceeds from this sale for general corporate purposes which include additional capital to grow lending operations and support acquisitions of other financial institutions which may become available in the current economic downturn.

“We are pleased to announce our voluntary participation in the Capital Purchase Program which we believe simply enhances our lending operations and our ongoing and long-term commitment to serving the communities and customers within our primary markets,” noted Gerald H. Lipkin, Chairman, President and CEO. Mr. Lipkin added, “The Treasury’s acknowledgement of Valley’s financial health through its investment in Valley offers our management team an excellent opportunity to build upon an already strong, well-capitalized position and to assist in the Treasury’s efforts to stabilize the U.S. economy.”

Valley’s senior preferred shares will pay a cumulative dividend rate of five percent per annum for the first five years and will reset to a rate of nine percent per annum after year five. The shares are callable by Valley at par after three years and may be fully redeemed earlier if Valley raises new equity capital of at least $300 million. The Treasury’s consent will be required for any increase in Valley’s dividends paid to common shareholders or Valley’s purchase or redemption of Valley common stock or any trust preferred securities issued by Valley capital trusts until the earlier of the third anniversary of the Valley senior preferred share issuance or the date the Treasury no longer owns the senior preferred.

In conjunction with the purchase of Valley’s senior preferred shares, the Treasury received warrants to purchase approximately 2.3 million in Valley common shares with an aggregate market price equal to $45 million or 15 percent of the senior preferred investment. The warrants have several unique features, including Valley’s right to repurchase the warrants from the Treasury at fair market value if Valley has redeemed the preferred stock, Valley’s right to reduce the warrants outstanding by 50 percent if Valley before December 31, 2009 issues $300 million of equity capital, and the fact that the warrants are exercisable on a net exercise basis. The Valley common stock underlying these warrants represents approximately 1.7 percent of Valley’s outstanding common shares at September 30, 2008. The warrants’ exercise price of $19.59 was calculated based on the average of closing prices of Valley’s common stock on the 20 trading days ending on the last trading day prior to the date of the Treasury’s approval of Valley’s application under the program.

Valley’s senior preferred shares and warrants issued under the program will be accounted for as permanent equity on Valley’s balance sheet. Prior to the completion of the preferred security sale to the Treasury, Valley National Bank’s capital ratios were all above the level required to be categorized as “well capitalized.”

Valley National Bancorp (NYSE: VLY)

November 14, 2008

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with $14.3 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 195 branches in 132 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: unanticipated changes in the financial markets and the resulting unanticipated effects on financial instruments in Valley’s investment portfolio; unanticipated changes in the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; the occurrence of an other-than-temporary impairment to investment securities classified as available for sale or held to maturity; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; the inability to realize expected cost savings and synergies from the Greater Community Bancorp merger in the amounts or in the timeframe anticipated; material adverse changes in Valley’s operations or earnings; the inability to retain Greater Community Bancorp’s customers and employees; a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; a change in legal and regulatory barriers including issues related to compliance with anti-money laundering (“AML”) and bank secrecy act (“BSA”) laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; the development of new tax strategies or the disallowance of prior tax strategies; operational risks, including the risk of fraud by employees or outsiders and unanticipated litigation pertaining to Valley’s fiduciary responsibility; and the inability to successfully implement new lines of business or new products and services.

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